March 5, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Nokia Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Nokia Corporation dated March 5, 2020.    We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Oy

Helsinki, Finland

Attachment: Nokia Corporation Item 16F disclosure

Auditor rotation

The Board of Directors is responsible for proposing the external auditor for election by the shareholders, upon recommendation from the Audit Committee of the Board of Directors. Under applicable auditor rotation rules, Nokia must change auditors from its current auditor PricewaterhouseCoopers Oy (PwC) no later than for the financial year 2020. Accordingly, PwC declined to stand for re-election for the financial year 2020. Therefore in 2018, Nokia initiated a tendering process, overseen by the Audit Committee, for appointment of Nokia Corporation’s auditor for the financial year 2020. To give the elected auditor time to prepare for the new audit engagement, the Board of Directors decided to propose the appointment of auditor for the financial year 2020 already at the 2019 Annual General Meeting of shareholders. Based on the recommendation of the Audit Committee, the Board of Directors proposed to the AGM that Deloitte Oy be elected as the Company’s auditor for the financial year 2020. On May 21, 2019, the AGM resolved to appoint PwC as auditors of Nokia Corporation for the financial year 2019 and Deloitte Oy for the financial year 2020.

In respect of financial years 2019 and 2018 and the subsequent interim period ended March 5, 2020:

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PwC has not issued any report on the financial statements or on the effectiveness of internal control over financial reporting of Nokia or any of its subsidiaries that contained an adverse opinion or a disclaimer of opinion. The relevant PwC auditor’s reports were not qualified or modified as to uncertainty, audit scope or accounting principles.

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There has not been any disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its auditor’s reports.

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There has not been any “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F except for the material weakness in the design of controls related to the reporting of contract assets, contract liabilities and related balances in accordance with IFRS 15, Revenue from Contracts with Customers, which was identified by management during Q3 2018 and subsequently remediated as of December 31, 2018.

Nokia has provided PwC with a copy of the foregoing disclosure and has requested that they furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with such disclosure and, if not, stating the respects in which it does not agree. A copy of PwC’s letter dated 5 March 2020, in which they stated that they agree with such disclosure, is filed as Exhibit 15.2.